Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

Chairman and Chief Executive Officer

This Executive Employment Agreement (“Agreement”) is made and entered into on March 27, 2026, by and between CalEthos, Inc., with principal offices located at 11753 Willard Avenue, Tustin, CA 92782 (“CalEthos,” “Employer,” or the “Company”) and Joel D. Stone (“Executive”). Employer and Executive shall be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive is currently employed by the Company in the capacities of President and Chief Operating Officer of the Company; and

WHEREAS the Company’s Board of Directors desires to continue the employment of Executive in the capacities of Chairman and Chief Executive Officer of the Company and Executive desires to be employed by Employer in such capacities.

WHEREAS, Executive’s new role will commence on the date of this Agreement, and this Agreement will memorialize the terms and conditions of Executive’s employment as Chairman and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Duties and Responsibilities

Executive shall be employed as Chairman and Chief Executive Officer (“CEO”), a full-time exempt position, and will report to the Board of Directors (“BOD”). Executive’s duties shall be those duties reasonably expected to be performed by a person with the title of Chairman and CEO of a data center development and operations company, including, but not limited to, those duties outlined in the attached job description, and such duties and responsibilities as the BOD may assign to Executive from time to time.

Executive acknowledges and agrees that he is being offered a position of employment by the Company with the understanding that Executive possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued employment with the Company is contingent upon his successful performance of his duties in his position, or in such other position to which he may be assigned.

A. General Duties

i.	Executive shall render to the very best of Executive’s ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

ii.	Executive shall devote his full time, energy and skills to the performance of services for the Company at such time and place as the Company may direct. Executive shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the BOD.

Joel Stone Employment Agreement

March 30, 2026

iii.	Executive shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Company.

iv.	Executive shall have no authority to enter into any contract that materially affects the Company or to deliberately create any material obligation outside of normal business operations on the part of the Company, except as may be specifically authorized by the BOD. For purposes of this section, “materially” or “material” shall be defined as any contract that has a financial impact or is financially binding upon the Company.

B. Specific Duties

Please see the attached Job Description.

2. Compensation

In consideration for Executive’s agreement to perform his duties as Chairman and CEO, Employer agrees as follows:

A. Base Salary: Employer will pay Executive a base salary of $300,000.00 per annum, less applicable withholding taxes, paid in equal installments twice a month (“Base Salary”), commencing upon the Company completing its planned financing of $15,000,000 in April of 2026. Executive will be paid in accordance with Employer’s regular payroll practices. Direct deposit may be available should Executive desire.

As more fully set forth in the Job Description, once certain benchmarks are reached, and so long as they are reached in a timely manner, Executive’s Base Salary will be reviewed and revised with the BOD. Whether Executive has met the benchmarks required to increase the Base Salary will be determined at the sole discretion of the BOD.

The Base Salary is stated in annual terms for the sake of convenience and is not intended to, nor does it, create an employment contract for any specific period of time.

B. Bonus: At the sole discretion of the BOD, following each calendar year of continuous employment, Executive shall be eligible to receive a discretionary bonus (a “Bonus”). Payment of any Bonus will be based on the achievement of certain goals and performance criteria established by BOD (“Performance Goals”). The determination of whether Executive has met the Performance Goals for any given year, and if so, the amount of any Bonus that will be paid for such year (if any), shall be determined by BOD in its sole and absolute discretion. In order to be eligible to earn or receive any Bonus, Executive must remain employed by Employer through and including the end of the year with respect to which such Bonus is earned. Executive acknowledges that payment of a Bonus, if any, is at the sole discretion of the BOD. Nothing in this paragraph is intended to or shall alter Executive’s at-will employment status.

Joel Stone Employment Agreement

March 30, 2026

C. Severance: if Executive is terminated without Cause (defined below) or resigns for Good Reason (defined below) and Executive has signed and not revoked a general release, the Company will pay Executive Severance as follows:

i.	If Executive is terminated without Cause or resigns with Good Reason after one year of employment, and Executive has executed and not revoked a general release, Executive will be entitled payment of six (6) months of Base Salary as severance.

ii.	As a condition precedent to the Company’s obligation to pay severance, Executive must execute, deliver, and not revoke a separation agreement with a general release (“Separation Agreement”) within 30 days of Executive’s last day of employment. If Executive fails to execute and deliver the Separation Agreement, or if Executive effectively revokes the release, the Company shall be under no obligation to pay any severance.

iii.	For purposes of this Agreement, “Cause” means: (a) failure to perform the duties of the Executive’s position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the Executive’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; (h) breach of any of the material terms of this Agreement; and (i) gross misconduct, insubordination or deliberate refusal to follow the instructions of the CEO or Board. For subsections (a) and (h) only, the Company will provide written notice to Executive that it believes Executive has violated one or both of these subsections and Executive shall have thirty (30) days from the date of such notice to substantially or materially cure such circumstances. If after this 30-day cure period, the Company determines that the Executive has failed to cure the performance deficiencies or breach, the Company may terminate Executive’s employment with Cause.

iv.	For purposes of this Agreement, “Good Reason” means: (i) a material reduction in Executive’s Base Annual Salary, other than any reduction that applies proportionally to similarly situated executives; or (ii) a material change or reduction in Executive’s job duties or reporting structure, provided, however, that to establish Good Reason, (A) the Executive must first provide the Company written notice of any of the foregoing within a reasonable period of time following the commencement of such event specifying the basis for Executive’s belief that Executive is entitled to terminate Executive’s employment for Good Reason, and (B) the Company must have thirty (30) days to cure such event.

Joel Stone Employment Agreement

March 30, 2026

D. Employee Stock Options: Subject to Board approval and the standard terms applicable to the Company’s Employee Stock Option Plan, and subject to stockholder approval of the increase in the Company’s Employee Stock Option Plan to 10,000,000 shares, Executive will be granted a fully-vested option to acquire Two Million (2,000,000) shares of the Company’s common stock at $0.49 per share.

i.	Previously granted Stock Options will vest as defined in Stock Option Agreements already in place between Executive and the Company.

ii.	Upon a Change of Control event whereby the Company is sold or acquired, any outstanding Stock Options that are not fully vested shall be accelerated so that they become fully vested. For purposes of this Agreement, a “Change in Control” means the acquisition of the Company by another entity by sale of stock, consolidation, merger, or other reorganization of the Company, or any sale, lease, irrevocable license or other disposition of substantially all of the Company’s assets unless the holders of the Company’s voting securities immediately before the transaction hold at least fifty percent (50%) of the total voting power of the survivor or successor entity immediately after the transaction in the same relative proportions as before the transaction.

3. Telecommuting and Expense Reimbursement

Based on the mutual agreement of the Parties, Executive may perform his duties remotely. Executive must satisfactorily perform all duties and responsibilities that he would otherwise be required to perform if Executive was working at Employer’s worksite. Nothing in this Agreement will prevent the Company from requiring Executive’s presence at the worksite as required by, and in the sole discretion of, the Employer. CalEthos may discontinue the telecommuting arrangement at any time.

If needed, Employer will provide Executive with a computer/laptop, monitor(s), headsets, camera, printer, office supplies, or any other materials or equipment that Executive may need to perform his job duties. Executive agrees that all technology equipment provided to Executive by Employer is the property of Employer and shall immediately return the equipment to Employer at any time upon request or upon termination of Executive’s employment.

Executive may use his own computer/laptop, office equipment and cellphone, provided that any and all data and files created during the course of business are stored on Company-approved data storage, file systems and or collaboration tools. All Company data and files must be secured and access password protected. Executive must take all steps necessary to ensure the confidentiality of the information maintained on these systems. Executive should have no expectation of privacy as to any data maintained on the Company’s systems.

If at any time Executive believes that the monthly stipend does not cover all expenses incurred by Executive in working remotely, Executive must immediately advise the BOD of the same.

The Company will reimburse the Executive for any additional, documented and reasonable business expenses, subject to such guidelines or limitations provided by the Company from time to time under its employee travel policies.

Joel Stone Employment Agreement

March 30, 2026

4. Benefits

Executive shall be eligible to participate in all employee benefit plans, policies and programs in which other Company executive or officers participate.

A. Paid Sick Leave: CalEthos will provide Executive a one-time lump-sum allocation of 48 hours of Paid Sick Leave. Thereafter, Executive will receive a new allocation of 48 hours either on the first of the calendar year, or on the anniversary of hire. Unused Paid Sick Leave will carry over to the following year up to a maximum of 72 hours of Paid Sick Leave. Executive may use Paid Sick Leave beginning on the 90th day of employment.

B. Vacation: After 90 days of continuous and active employment, CalEthos will provide Executive with twenty (20) days or 160 hours of vacation per annum, which will accrue on a pro rata basis of 13.33 hours for each full month worked. During the first year of employment, Executive will accrue only 15 days or 120 hours, as Executive will not accrue any vacation during the first 90 days of employment. Accrued but unused vacation will carry over from year to year up to a maximum of 30 days or 240 hours, at which time no more vacation will accrue until Executive uses some of the accrued but unused vacation.

C. Insurance: The Company will pay up to Two Thousand Three Hundred Dollars ($2,300) per month for Executive and his immediate family’s (spouse and dependent children) health insurance.

CalEthos reserves the right to change its benefits at any time.

5. Employment At Will

Executive’s employment is “at will.” This means that either Executive or CalEthos can terminate this employment at any time, for any reason, with or without cause and with or without notice. This paragraph is the complete and exclusive statement regarding the circumstances under which Executive’s employment may be terminated. It supersedes any prior agreement or representation. If any term of this paragraph conflicts with any policy of CalEthos, now or in the future, the terms of this paragraph will control. The terms of this paragraph may not be changed except by written agreement signed by Executive and the CEO of CalEthos.

6. Confidentiality

During performance of his duties and obligations under this Agreement, Executive will become privileged to certain information that is classified as “Confidential Information,” which includes information relating to CalEthos and/or its clients, including but not limited to the identity of CalEthos’ clients, employees, vendors, contractors, CalEthos’ finances, the finances and personal affairs of the CEO, activities, software, processes, systems, applications, marketing strategies or plans, and any other information that is non-public, proprietary or confidential in nature (all the foregoing, collectively, “Confidential Information”). The protection of confidential information is vital. Executive shall (i) keep all Confidential Information confidential; (ii) not disclose any Confidential Information or any part thereof, in any manner whatsoever, without CalEthos’ prior written consent, and (iii) not use any Confidential Information or any part thereof, including but not limited to soliciting clients post-employment as outlined in the NDA/Confidentiality Agreement signed between the Parties on 3/27/2023.

Joel Stone Employment Agreement

March 30, 2026

All Confidential Information is and remains the property of CalEthos and cannot be used, disclosed, duplicated or redistributed in any way at any time. Executive is prohibited from either disclosing, misusing, or misappropriating any Confidential Information at any time, either during employment or thereafter, except as required in the course of employment. Executive is specifically prohibited from disclosing such Confidential Information to CalEthos’ competitors and any subsequent employers.

Confidential Information shall not include any records, data or information which are in the public domain, provided the same are not in the public domain as a consequence of disclosure directly or indirectly by Executive in violation of this provision.

7. Loyalty; Noncompetition; Nonsolicitation; Nondisparagement

a.	Loyalty. Executive shall devote his best efforts to such duties as are assigned by CalEthos and shall comply with all policies and instructions promulgated by CalEthos. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to CalEthos, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of CalEthos.

b.	Noncompetition. During Executive’s employment, Executive shall not, without the prior written consent of CalEthos, engage in competition with CalEthos, either directly or indirectly in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or otherwise, in any phase of the business of researching, developing, manufacturing, or marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of CalEthos.

c.	Nonsolicitation. During Executive’s employment, and for 12 months thereafter, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any individual who is an employee or consultant of CalEthos, to terminate his or her employment or consulting relationship with CalEthos; or (ii) use CalEthos’ Confidential Information (described above) to solicit or attempt to solicit the business of any person or entity who is doing, or has within the last six months done, business with CalEthos for the purpose of engaging in competition with CalEthos.

d.	Nondisparagement. At all times during Executive’s employment and thereafter, Executive agrees not to disparage CalEthos, or its respective owners, officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations, provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process. Nothing in this Agreement shall be construed as limiting an employee’s right to engage in concerted activity protected by Section 7 of the National Labor Relations Act, filing an unfair labor practice charge, or assisting or cooperating with a National Labor Relations Board investigation.

Joel Stone Employment Agreement

March 30, 2026

8. General

a. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties except for the Arbitration Agreement and Confidentiality and Non-Disclosure Agreement, both dated March 27, 2023, and the attached Job Description, which are expressly incorporated herein by reference.

A. Amendment. This Agreement may not be modified, altered, or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

B. No Reliance on Representation of the Other. Each Party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

C. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

D. Law Governing the Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

E. Headings. The headings in this Agreement are to make it easier to read and should not be considered when interpreting various provisions of this Agreement.

F. Successors. The rights and obligations of the Parties hereunder are not assignable to another person without prior written consent; provided, however, that the Company, without obtaining Executive’s consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by the Company to any entity which purchases all or substantially all of the Company’s assets.

G. No Assignment. This Agreement is solely between Executive and Employer and cannot be assigned by Executive.

H. Attorneys’ Fees. Should any litigation (or arbitration) be commenced between or among Employer and Executive concerning this Agreement or the rights and duties of the Parties in relation hereto, the party prevailing in such litigation (or arbitration) shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for its attorneys’ fees and costs in such litigation (or arbitration), which shall be determined by the court (or arbitrator) in such litigation (or arbitration) or in a separate action brought for that purpose.

I. Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties. As used in this Agreement, the term “or” shall be deemed to include the term “and/or,” and the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

Joel Stone Employment Agreement

March 30, 2026

J. Representation by Counsel. The Parties acknowledge and agree that they have had the opportunity to be represented by counsel and that both Parties have participated in the drafting of this Agreement.

K. Delay Does Not Constitute a Waiver. No delay or omission by a party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

L. Counterpart and Facsimile. This Agreement may be signed in separate counterparts, with each counterpart having the full force and effect of an original. Any signature to this Agreement shall be deemed an original signature even if the signature is transmitted by facsimile or is an electronic/digital signature. Any electronic signature must be captured using secure software, such as DocuSign, Adobe Sign, or HelloSign.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

CALETHOS, INC.		EXECUTIVE

Signature:	/s/ Michael Campbell	Signature:	/s/ Joel Stone
Print:	Michael Campbell	Print:	Joel Stone
Title:	Senior Vice President	Title:	Chairman and CEO
Date:	March 27, 2026	Date:	March 27, 2026

Joel Stone Employment Agreement

March 30, 2026

Exhibit A

JOB DESCRIPTION

The Chairman and Chief Executive Officer (“CEO”) is the member of executive management and responsible for maintaining and driving operational results of CalEthos, Inc. (“CalEthos”) The CEO works closely with the BOD as well as other executive management team members. As one of the most critical and essential positions within a company, the CEO must be a skilled communicator, effective leader and driven businessperson who can spur company growth, maintain key operational procedures, create new processes and ensure day-to-day operational excellence.

Responsibilities

1.	Provide management to staff and leadership to CalEthos that aligns with the Company’s business plan and overall strategic vision.

2.	Oversee all phases of the Data Center Project, including Design and Planning Phase, the Development/Construction Phase and Operations Phase.

3.	Assist executive team members in creating, growing and building a world class, industry leading company.

4.	Drive company results from both an operational and financial perspective working closely with the BOD and other key executive team members.

5.	Partner with executive team members to achieve favorable financial results with respect to sales, profitability, cash flow, mergers and acquisitions, systems, reporting and controls.

6.	Set challenging and realistic goals for growth, performance and profitability.

7.	Create effective measurement tools to gauge the efficiency and effectiveness of internal and external processes.

8.	Provide accurate and timely reports outlining the operational condition of the company.

9.	Spearhead the development, communication and implementation of effective growth strategies and processes.

10.	Work with other C-level executives on budgeting, forecasting and resource allocation programs.

11.	Work closely with senior management team to create, implement and roll out plans for operational processes, internal infrastructures, reporting systems and CalEthos’ policies all designed to foster growth, profitably and efficiencies within the company.

12.	Motivate and encourage employees at all levels as one of the key leaders in the company including but not limited to professional staff, management level employees and executive leadership team members.

13.	Forge strategic partnerships and relationships with clients, vendors, banks, investors and all other professional business relationships.

14.	Foster a growth oriented, positive and encouraging environment while keeping employees and management accountable to company policies, procedures and guidelines.